Certificate of Amendment to Articles of
                     ---------------------------------------
                                  Incorporation
                         For Nevada Profit Corporations

          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

 1.Name of corporation: NewMarket Technologies, Inc.

 2.The articles have been amended as follows: (provide article numbers, if available)

   Article Fourth: This Article is hereby amended to add to previous amendment as follows: To increase the authorized common shares of the Company from three hundred million (300,000,000) to two billion (2,000,000,000). Par Value for common stock is $.001.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51%

4. Effective date of filing: (optional)              6/28/10

5. Signature: (required)

/s/Philip Rauch, President
Signature of Officer